Exhibit 99.1

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EDITED TRANSCRIPT

CASY—Q2 2015 Casey’s General Stores Inc Earnings Call

EVENT DATE/TIME: DECEMBER 11, 2014 / 03:30PM GMT

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DECEMBER 11, 2014 / 03:30PM GMT, CASY - Q2 2015 Casey’s General Stores Inc Earnings Call

CORPORATE PARTICIPANTS

Bill Walljasper Casey’s General Stores Inc—CFO

CONFERENCE CALL PARTICIPANTS

Kelly Bania BMO Capital Markets—Analyst

Shane Higgins Deutsche Bank—Analyst

Irene Nattel RBC Capital Markets—Analyst

Charles Cerankosky Northcoast Research—Analyst

Ben Brownlow Raymond James & Associates, Inc.—Analyst

Ben Bienvenu Stephens Inc.—Analyst

Brent Rystrom Sidoti & Company—Analyst

Stephen Grambling Goldman Sachs—Analyst

Anthony Lebiedzinski Sidoti & Company—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q2 FY15 Casey’s General Stores Earnings conference call. My name is Tia, and I’ll be your operator for today.

(Operator Instructions)

I would now like to turn the conference over to your host for today, Mr. Bill Walljasper, Chief Financial Officer.

Please proceed.

Bill Walljasper—Casey’s General Stores Inc—CFO

Good morning, and thank you for joining us to discuss Casey’s results for the quarter ended October 31st. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, Chairman and Chief Executive Officer, is also here.

Before we begin, I’ll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2004 annual reports, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

We’ll take a few minutes to summarize the results of the second quarter, and then afterwards, open for questions about our results. The previously amended revisions to our financial results for the first quarter of FY15 and FY14 are reflected in the year-to-date results and comparisons to prior periods that will be discussed during this call.

As all of you have seen, diluted earnings per share in the second quarter was up 27%, to $1.28, compared to $1.01 a year ago. Year-to-date diluted earnings per share were $2.56 compared to $2.40 in the same period last year. EBITDA was up over 23% in the quarter compared to a year ago.

The results reflect the strong fuel margin environment, as well as strong sales performance across all categories. Before we go over each category to give you more detail in what is driving our results, I’ll remind everyone that we will release the details of our November same-store sales on Monday, December 15th.

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DECEMBER 11, 2014 / 03:30PM GMT, CASY - Q2 2015 Casey’s General Stores Inc Earnings Call

During the second quarter, we experienced a strong fuel margin environment, resulting in an average margin of $0.195 per gallon, compared to $0.16 per gallon in the same period a year ago. Year-to-date, the fuel margin is $0.192 per gallon, well ahead of our annual goal. Casey’s trailing four-year gas margin is $0.158 per gallon.

Second-quarter margin benefited from a steady decline in wholesale fuel costs, and favorable prices of renewable fuel credits, commonly known as RENs, sold during the period. During the quarter, we sold 13 million RENs for $6.3 million. This represented about $0.014 per gallon improvement to the fuel margin. Currently, RENs are trading around $0.55. Last year in the third quarter, the average RENs sold were $0.28.

The fuel saver program that we implemented in partnership with Hy-Vee continues to do well. Same-store gallons sold in stores that participate in the fuel saver program increased 2.5% in the second quarter, resulting in overall same-store gallons sold in the quarter to be up 2.3%. Total gallons sold increased nearly 9% to 460.7 million gallons. Same-store sales sold through the midyear point were up 2.6%, with total gallons sold for the year up nearly 9% to 925 million gallons. The average retail price of fuel for the quarter was $3.19 a gallon compared to $3.34 last year. Fuel gross profit for the quarter was up over 32% to $89.6 million.

Total sales in the Grocery and Other Merchandise category were up over 12% to $466.9 million in the second quarter. Same-store sales were above goal, up 6.6%. We experienced double-digit sales increases in nearly all areas of the category during the quarter compared to a year ago. As a result, the gross profit was up over 12% to $151 million. For the year, same-store sales were up 7.2%, with total sales up 12.5% to $945.5 million. The average margin year-to-date is above goal at 32.4%. We are pleased with the gains in the category, and anticipate continued growth throughout the fiscal year, as we benefit from the continued rollout of operational initiatives and new store openings.

The Prepared Food and Fountain category continued its strong performance, with total sales up 17.1% to $201.2 million for the quarter. Same-store sales in the quarter were up 11.1%, with an average margin of 59.3%, down from a year ago, primarily due to increased commodity costs. The average cost of cheese this quarter was $2.43 per pound compared to $1.97 a year ago. Currently, the average cost of cheese is approximately $1.85 per pound. The average cheese cost in the third and fourth quarter of last fiscal year was $2.17 per pound and $2.58 per pound, respectively. Year-to-date, same-store sales were up 11.1%. Approximately half of the same-store sales gains are attributable to the three operational initiatives described in the press release.

Gross profit dollars in the quarter were up 12.4%. We are pleased with the gains in this category and anticipate continued growth throughout the fiscal year. As we benefit from the continued rollout of more operational initiatives and new store openings.

At the six-month mark, Operating Expenses were up 13.1%. For the quarter, operating expenses increased 13% to $244.8 million. Over 60% of this increase was due to a rise in wages, primarily related to an increase in the operational initiatives described in the press release, and operating 86 more stores this quarter compared to the same period a year ago.

In the last earnings conference call, we were asked about the potential impact of the Affordable Care Act that goes into effect January 1, 2015. We recently completed our health insurance enrollment for the upcoming year, and experienced an increase in participants of about 19%. With this in mind, in calendar year 2015, we anticipate an increase of approximately $5 million to $6 million in additional healthcare expenses as a result of the Affordable Care Act.

On the income statement, total revenue for the quarter was up 6.7% to $2.2 billion. Due to the strong sales gains mentioned previously, offset by a lower retail fuel price compared to the same period a year ago. Year-to-date total revenue was up 7.5%, primarily due to the sales increases mentioned previously and operating 86 more stores.

The effective tax rate in the quarter was 36.8%, up primarily related to a non recurring adjustment for stock-based compensation tax benefits that was recorded in the second quarter of FY14. We expect our effective tax rate to be around 36% to 37% for the fiscal year.

Our balance sheet continues to be strong. At October 31st, cash and cash equivalents were $71.6 million, down from $121.6 million at the end of the fiscal year. Primarily due to the increased growth of our Company. Long-term debt, net of current maturities, was $845.9 million. While shareholder equity rose to $800.1 million, up $96.8 million from the fiscal year end.

At the six-month mark, we generated $183.4 million in cash flow from operations. And capital expenditures were $230 million, compared to $187.4 million a year ago in the same period. This was up due to an increase in acquisitions and construction activity. We expect capital expenditures to increase as new store construction accelerates, and we continue to add kitchens to our recently-acquired stores.

This quarter, we opened 14 new store constructions and completed four acquisitions. For the year, we have acquired 29 stores and completed 21 new store constructions. Ten of the new store constructions were opened as 24-hour locations. Over the past two years, approximately two-thirds of the new store and acquisitions and replacement stores were opened as 24-hour locations. We currently are on pace to complete a total of 40 to 45 new store constructions by the end of the fiscal year, and replace at least 25 stores. Year to date, we have replaced 13 stores.

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DECEMBER 11, 2014 / 03:30PM GMT, CASY - Q2 2015 Casey’s General Stores Inc Earnings Call

Currently, we have 26 new stores and 14 replacement stores under construction. Our store count at the end of this quarter was 1,856 corporate stores. We are in excellent position to achieve our unit growth goals for the fiscal year.

In addition to the unit growth, year to date we have also converted 100 more locations to a 24-hour format; added 12 more stores to the pizza delivery program; and completed 5 major remodels. We plan on adding a total of 80 stores to the pizza delivery program and completing 25 major remodels by the end of the fiscal year.

With respect to our pizza delivery program, effective December 1st, we discontinued delivery in 21 locations and reduced 60 stores to delivery four days per week. We have also modified our delivery hours for the remaining stores in the program. We still believe this is a strong initiative, and will continue to roll this program out to more stores in the future.

That completes our review for the quarter. As I mentioned previously, we will release November same-store sales on Monday, December 15th. We will now go ahead and take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Kelly Bania, BMO Capital. Please proceed.

Kelly Bania—BMO Capital Markets—Analyst

Hello, good morning, Bill and Bob. Just—

Bill Walljasper—Casey’s General Stores Inc—CFO

Morning, Kelly.

Kelly Bania—BMO Capital Markets—Analyst

A couple questions about the operational initiatives. First, I guess on the recent batch of converted 24-hour locations, just curious if you could comment at all on how those are trending? I think they were done in the first quarter.

I guess just how they’re trending in the first few months relative to past conversions? And then I have a couple follow-ups on pizza delivery.

Bill Walljasper—Casey’s General Stores Inc—CFO

The stores that we’ve converted to 24 hours, the ones you’re referring to are the 100 stores that we did back in May. They are tracking right in line with the previously released 24-hour locations.

Typically what we see normally in the first year is about a 10% to 15% improvement on the bottom line in those stores. That’s right on pace for that.

Kelly Bania—BMO Capital Markets—Analyst

Great. And then on the pizza delivery, you mentioned pulling back on some locations, and then reducing some of the hours and days. Can you just maybe talk about what you were finding that wasn’t working in some of those stores? And how that changes the way you think about the potential?

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DECEMBER 11, 2014 / 03:30PM GMT, CASY - Q2 2015 Casey’s General Stores Inc Earnings Call

I think you’re planning on doing another 70 or so this year. Maybe any learnings on why or where that doesn’t work?

Bill Walljasper—Casey’s General Stores Inc—CFO

Certainly. And this is one of the newest initiatives that we have. So as we get more data points on the delivery program, certainly we start to see and track the delivery on an hourly basis. And identify opportunities for us to, in this case, either discontinue the delivery or modify the hours in an effort to reduce operating expenses. Because in those particular hours that they just were not generating the appropriate amount of revenue to justify either store delivering or having the hours or days of the week being delivered that I mentioned.

As far as criteria for the delivery program, we still think that it’s a viable initiative. As you mentioned, another approximately 70 stores will be rolled out this fiscal year. And we’ll continue to roll this out for several more fiscal years, because we do believe this has a tremendous opportunity in some of our stores, but not all of them.

The locations that we see as most prevalent are stores that are a little bit higher populated stores than our store base, in order to take market share from somebody. And so those are the stores that we’ll be targeting going forward.

Kelly Bania—BMO Capital Markets—Analyst

Great. That’s helpful.

And then at your analyst day, you talked about the online application for pizza ordering. Just curious if that’s rolled out, or what the timing and potential of that is? If you’ve tested it in any markets yet?

Bill Walljasper—Casey’s General Stores Inc—CFO

We’ve been currently testing that for the last about month and a half to two months just here in the Ankeny area. Just to make sure that there are no glitches in the programming. It’s gone very well.

We’ll continue to roll that out here in the Des Moines Metro area here in the next several months, and then continue to monitor that and roll out accordingly. We’re excited about that program.

Kelly Bania—BMO Capital Markets—Analyst

Great, thank you.

Bill Walljasper—Casey’s General Stores Inc—CFO

Thank you.

Operator

Your next question comes from the line of Karen Short with Deutsche Bank. Please proceed.

Shane Higgins—Deutsche Bank—Analyst

Yes, good morning. It’s Shane Higgins on for Karen. Thanks for taking the questions, guys.

Just a quick one on the prepared foods. I think you alluded to this, Bill, back on your last call. But did you guys end up raising prices again in November?

Bill Walljasper—Casey’s General Stores Inc—CFO

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DECEMBER 11, 2014 / 03:30PM GMT, CASY - Q2 2015 Casey’s General Stores Inc Earnings Call

Yes.

Shane Higgins—Deutsche Bank—Analyst

And that was a follow-up to what you did in May, correct?

Bill Walljasper—Casey’s General Stores Inc—CFO

That’s correct. Just to clarify all the price increases within the category, back on May 1st, we did take about a 2% price increase. And then again November 1st, we took another price increase of about 1%.

Shane Higgins—Deutsche Bank—Analyst

Okay. And have you guys seen any elasticity from that?

Bill Walljasper—Casey’s General Stores Inc—CFO

No, actually we have not. When you look at our same-store sales with respect to from May on to November and then November on, you can see they’ve been tracking either in the double-digit or high single-digit. So at this point, we haven’t seen any elasticity in those price increases.

But that’s something we always continue to monitor, obviously. And keep in mind, Shane, when we do take price increases we still want to make sure that we’re competitively priced within our competitive market area. So those would be in conjunction with that.

Shane Higgins—Deutsche Bank—Analyst

Okay. And then so as that relates to your margins and you guys hitting your 60% target for the year, I know in your opening remarks you discussed cheese. I guess it’s down quite a bit. Do you guys feel confident now that you’re still on track to hit that 60% margin goal?

Bill Walljasper—Casey’s General Stores Inc—CFO

We’re certainly on track. We’re slightly below that on a year-to-date basis. But as I alluded to in the opening comments, cheese has come down significantly subsequent to the end of the second quarter.

And I gave the comparisons in the opening remarks, and I’ll just reiterate those. As we head into the third quarter, the comparison last year was $2.17 per pound. And then the fourth quarter, we’re comparing against $2.58 per pound.

And just as a reminder, about every $0.10 per pound in the cost of cheese is about 35 basis points to the total prepared food margin. So certainly, if cheese costs remain where they’re at or even go lower, I think we’re in good shape with respect to that goal.

Shane Higgins—Deutsche Bank—Analyst

Okay, great. Thanks for that.

And then just switching gears, how are your gasoline margins down in the newer states? I know — I think you said previously that’s been pretty competitive, or as you’ve opened in some of these newer states, you’ve seen a pretty aggressive response.

Are you still kind of seeing that activity? Are gasoline margins a bit lower in those markets? Or are they starting to ease up a little bit?

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DECEMBER 11, 2014 / 03:30PM GMT, CASY - Q2 2015 Casey’s General Stores Inc Earnings Call

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, the newer markets, and I think the ones you’re referring to are Arkansas, Kentucky, Tennessee. Those states are still lower than our other states, but we have seen recently an uptick in the gas margin.

Now whether that’s just a temporary fluctuation due to the lower retail prices and the wholesale costs dropping kind of yet to be seen. But definitely we have seen an uptick in gas margins in those states, as well as throughout our chain obviously by what we reported here in the second quarter.

Shane Higgins—Deutsche Bank—Analyst

Okay, great. And just one last one. Just about the M&A environment, obviously margins are up pretty strongly across the whole industry.

Are you guys seeing — are sellers asking for more? Or are you guys seeing more expensive sellers asking more to reflect the recent increase in margins? Or is the environment pretty much — been pretty much the same for the past several months?

Bill Walljasper—Casey’s General Stores Inc—CFO

We haven’t seen some of our potential acquisitions raising their expectations because of the gas margin environment. Certainly, that is something that can happen.

We have seen that historically in the past. But to date, we haven’t seen that. But we’ll certainly keep our eye on that.

Shane Higgins—Deutsche Bank—Analyst

All right. Great, guys. Thanks so much.

Bill Walljasper—Casey’s General Stores Inc—CFO

Thank you.

Operator

Your next question comes from the line of Irene Nattel with RBC Capital Markets. Please proceed.

Irene Nattel—RBC Capital Markets—Analyst

Thanks, and good morning, gentlemen. Couple questions, if I may.

Just looking at the grocery category in the quarter. Bill, I think you mentioned that you did have double-digit growth in several key categories, but yet on a consolidated basis, up 6.6%. So just wondering if you can provide a little bit more color on what seems to be working really well, and maybe what’s lagging a little bit?

Bill Walljasper—Casey’s General Stores Inc—CFO

In the grocery and general merchandise category, you’re right. With respect to total sales within the grocery and general merchandise, every sub category I guess, or sub area of this category was up either double-digits or very high single-digit from a sales perspective. That includes cigarettes.

We were up double-digit on a total sales basis. Most of that is unit growth, and that really drives the category, Irene. That represents about 35% of that particular category.

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DECEMBER 11, 2014 / 03:30PM GMT, CASY - Q2 2015 Casey’s General Stores Inc Earnings Call

And so what’s working well, when you look at cigarettes, some of the premium brand cigarettes over the last quarter have really started to increase. And so that would be your Marlboros and your Camels of the world as a premium category. So those have escalated.

Also, we have seen a substantial increase in chewing tobacco, as well as snacks, healthy snack areas. So those things are doing very well.

The beverage category also is another one we called that out in the press release. That’s up double-digit on a total sales, and double-digit on a gross profit.

And so we believe the new cooler set, going to 14 cooler doors from 9 cooler doors, is certainly paying dividends. And that’s certainly reflected in those numbers. Hopefully that helps.

Irene Nattel—RBC Capital Markets—Analyst

That’s very helpful, which brings me for my next question. As gas prices have rolled off, are you starting to see the average transaction value inside the store rising a little bit? Because your customers are walking in with X dollars in their jeans, and now they have a little bit more left over?

Bill Walljasper—Casey’s General Stores Inc—CFO

We have seen a slight uptick. I wouldn’t say necessarily it’s a trend at this point, because it is a little bit too early to tell. But I think you’re right on point, Irene.

Discretionary income in our customers has increased because of lower retail prices. And even subsequent to the second quarter, we have seen retail prices drop significantly. Right now in our Ankeny area, we’re below $2.40 per gallon, and we definitely have seen an increase in gallons per transaction with respect to lower retail fuel prices.

And again, the premium cigarettes are really, as I mentioned, are really moving. And that could be a function of having more dollars in our customers’ pockets, so they’re trading to those types of brands.

Irene Nattel—RBC Capital Markets—Analyst

That’s fascinating, thank you. And one final question, if I may.

You did call out the $5 million to $6 million incremental expense related to Obama care. Do you think that you’ve got other operating initiatives that could help offset that headwind?

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, we do. We’re obviously looking always at operating expenses. But one I did mention in the call, and that would be the pizza delivery program. One of the benefits or the offsets to discontinuing some delivery stores and modifying is certainly a reduction in operating expenses.

We’ll keep an eye on that as to the degree of magnitude, but that’s something that’s more than likely in future conference calls we’ll report on and give you an idea. The other side of the operating expense thing I should point out would be on the health insurance. We did have a little bit of an unusual quarter.

We had about 12 to 15 high dollar health insurance claims roll through the second quarter to the tune of about an incremental $1.5 million. We usually only see about half that in a given year, so we just — it just happened to fall in that second quarter. A lot of it happened to fall in the month of October.

Irene Nattel—RBC Capital Markets—Analyst

That’s very helpful. Thank you.

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DECEMBER 11, 2014 / 03:30PM GMT, CASY - Q2 2015 Casey’s General Stores Inc Earnings Call

Operator

Your next question comes from the line of Chuck Cerankosky with Northcoast Research. Please proceed.

Charles Cerankosky—Northcoast Research—Analyst

Good morning, everyone.

Bill Walljasper—Casey’s General Stores Inc—CFO

Hello, Chuck.

Charles Cerankosky—Northcoast Research—Analyst

Wanted to follow up. Bill, if you could reiterate what your current average gas price is across the Company, and did you say below $2 in the Ankeny area?

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, I think we’re at — or the retail price, we’re about $2.35, $2.39, right in that area, in the Ankeny area. That wouldn’t be necessarily the Company, but just to give you a point of perspective.

Charles Cerankosky—Northcoast Research—Analyst

Okay. And the rest of the Company might be a little bit higher?

Bill Walljasper—Casey’s General Stores Inc—CFO

I can tell you that — I mentioned in the call, the average retail price in the second quarter is $3.19. We have gone down from that subsequent to end of the quarter.

Charles Cerankosky—Northcoast Research—Analyst

Okay. And back to the cheese costs, if we’re thinking about this, it’s certainly on paper a nice decrease in your costs. Have you been through something like this before?

And what do you anticipate from competitors? Do you start seeing more promotional activity out there? Or pizza prices outright dropping?

Bill Walljasper—Casey’s General Stores Inc—CFO

No, the answer — I don’t think — the answer would be no. We have seen similar drops over the course of my 25 years.

We typically don’t see significant drops in retail pricing from promotional activity. Most of the pizza chains are already doing promotional activity on a continued basis. So don’t anticipate price decreases as related — retail price decreases related to that drop.

Charles Cerankosky—Northcoast Research—Analyst

Okay.

Operator

Your next question comes from the line of Ben Brownlow with Raymond James. Please proceed.

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DECEMBER 11, 2014 / 03:30PM GMT, CASY - Q2 2015 Casey’s General Stores Inc Earnings Call

Ben Brownlow—Raymond James & Associates, Inc.—Analyst

Hello, good morning. Thanks for taking the question.

Bill Walljasper—Casey’s General Stores Inc—CFO

Hello, Ben.

Ben Brownlow—Raymond James & Associates, Inc.—Analyst

Just to follow up on one of the last questions, I know Dominos has been running a pretty aggressive online promotion. Have you not seen any impact on the sales line from that promotion?

Bill Walljasper—Casey’s General Stores Inc—CFO

I can’t speak specifically to whether that promotional activity had an impact on us, because we may not be a strong overlap with Dominos. We obviously overlap in some of our communities. I will point out, for us, our same-store sales continued to be very strong.

Unit movements continue to be very strong in the pizza category, and they are very successful with their online ordering promotional activity. And so we’re hopeful that we can continue to push our online ordering tests forward, and so we’re excited coming up in the next several years with that.

Ben Brownlow—Raymond James & Associates, Inc.—Analyst

And then just a last housekeeping question. On the credit card fees, if you have that in front of you, it seems like that would be a nice OpEx tailwind going forward with lower fuel prices.

Bill Walljasper—Casey’s General Stores Inc—CFO

That’s a good point, Ben. Typically what we do see with lower retail fuel prices, we do typically see a lower utilization of credit cards. Now, credit card utilization in the quarter was up about 15%.

That’s probably a function more of the fuel saver program driving more gallons, and so we have seen an uptick in utilization. So credit card fees in totality were $27.8 million in the quarter, and so we did see — which we were up a little over $3 million respective to the comparison a year ago. But generally speaking, you’re right on point.

Ben Brownlow—Raymond James & Associates, Inc.—Analyst

Great, thank you.

Bill Walljasper—Casey’s General Stores Inc—CFO

Thanks.

Operator

The next question comes from the line of Ben Bienvenu with Stephens, Inc. Please proceed.

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DECEMBER 11, 2014 / 03:30PM GMT, CASY - Q2 2015 Casey’s General Stores Inc Earnings Call

Ben Bienvenu—Stephens Inc.—Analyst

Thanks. Good morning, everyone.

Bill Walljasper—Casey’s General Stores Inc—CFO

Hello, Ben. How are you?

Irene Nattel—RBC Capital Markets—Analyst

Good. Just wanted to get an update on the distribution center as it relates to timing, if anything’s changed there. Are you still on pace?

And then also, do you have a feel for once that facility opens, how many stores will be transferred from the existing distribution center? And what sort of remaining capacity might be left for either new stores or acquisitions in the market?

Bill Walljasper—Casey’s General Stores Inc—CFO

Ben, good question. And it is on pace. It continues to be on pace for an opening in early calendar year 2016.

So that is on pace. When that goes online, it’s anticipated about 40% of our store base will be transferred to that facility. So we’ll have plenty of capacity from that point forward in both facilities to grow our business.

Ben Bienvenu—Stephens Inc.—Analyst

Okay, great. You mentioned the pizza test, the online pizza test. I’d love to hear what you’re learning there. How that’s gone, and where you feel the future of that going potentially?

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, it’s very preliminary. We’ve only been testing it in a very, very small group here over the last month to two months. And when I say a small group, it is specifically to individuals in the corporate office testing the system within the city of Ankeny.

And just to make sure that it does flow, and that we don’t have any problems from either end. So I really can’t tell you how quickly we’re going to roll that out. We’re going to be deliberate in rolling that out.

Certainly want to make sure that when it does go live, we have thought through all the aspects of that and have any bugs worked out of the program. So I would say maybe that’s a question for the next conference call. We’ll update you as to where the progress is on the testing rollout.

Ben Bienvenu—Stephens Inc.—Analyst

Fair enough. Thanks. Then lastly, just housekeeping. I may have missed it in the comments, but you mentioned that you’re going to do 80 new pizza initiative upgrades next year for pizza delivery, 25 remodels.

I didn’t hear the number for 24 hours. Are you guys still working through conversions on 24 hours? Has that sort of tapered off?

Bill Walljasper—Casey’s General Stores Inc—CFO

For this year, for this fiscal year, those numbers are for this fiscal year. Our plan coming into this fiscal year were to do 100 24-hour conversions. We actually did all of those in the month of May.

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DECEMBER 11, 2014 / 03:30PM GMT, CASY - Q2 2015 Casey’s General Stores Inc Earnings Call

Typically we float those out throughout the year, but we made the decision to do it at that point. The 25 major remodels will be for this fiscal year, so we have about another 20 scheduled to open from where we’re at.

And then 80 would be the total number of pizza delivery programs rolled out this fiscal year. So we have about another 70 to continue to roll out.

Ben Bienvenu—Stephens Inc.—Analyst

Great. Thanks for the clarifier.

Bill Walljasper—Casey’s General Stores Inc—CFO

You bet. Thanks, Ben.

Operator

Your next question comes from the line of Brent Rystrom with Sidoti. Please proceed.

Brent Rystrom—Sidoti & Company—Analyst

Thank you. Good morning.

Bill Walljasper—Casey’s General Stores Inc—CFO

Morning, Brent.

Brent Rystrom—Sidoti & Company—Analyst

Just quick couple of questions. Could you remind us, Bill, in a normal economic environment, so not in the recession years, but what impact lower gas prices have on shopping in-store in frequency?

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, typically several things happen with lower retail prices, generally speaking. One, you would typically see an increase in gallons per transaction, which would be reflected in your same-store gallon movement, and we are seeing that currently. And generally speaking, I think Ben Brownlow had the question earlier about credit card utilization.

Generally speaking, credit card utilization goes down with lower retail prices. In this case, we actually have seen an uptick in that. And it’s a function of more increased gallon movement, as well as higher retail prices on cigarettes, and quite frankly, other products.

Now, the other side effect of that that we haven’t talked about is same-store customer count. Retail prices, as you know and everybody on the call knows, has gone down in the last several months and continues to go down.

We typically see an uptick in same-store traffic. And over the last several months, we have seen that. In fact, the month of October, we saw a little over a 4% increase in same-store customer traffic. That’s the highest it’s been in about the last year.

And so people are coming out and coming to our stores, traveling a little bit more. And I think that’s always a benefit for us.

Brent Rystrom—Sidoti & Company—Analyst

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DECEMBER 11, 2014 / 03:30PM GMT, CASY - Q2 2015 Casey’s General Stores Inc Earnings Call

Okay. Quick follow-up to that, historically, lower gas prices, retail prices have led to tighter gasoline margins. Is that a headwind you see in the current quarter, or do the RENs and some of the other activities kind of offset that?

Bill Walljasper—Casey’s General Stores Inc—CFO

I don’t necessarily equate that to a headwind. It’s always hard for me and anybody else to predict future gas margins. But I can tell you that currently the REN environment is roughly about $0.55 per REN.

Last year, as I mentioned earlier, in the third quarter, the average REN value was $0.28. It was $0.47 in the fourth quarter. So assuming that REN value stays consistent at this point, there is a potential tailwind from the REN impact in both quarters.

Also, it’s really a function of the retail price in relation to the wholesale cost on the margin. And we have seen a relatively gradual wholesale cost decline over the last two to three months. And typically speaking, Brent, that’s a positive environment for our gas margin, and that’s what we’re seeing currently.

Brent Rystrom—Sidoti & Company—Analyst

Okay. And then the last quick question. Anecdotally, it seems like weather so far to the start of this Winter has been better than last year, at least in our area, down to your area, Minnesota, Iowa, Illinois, the Dakotas, Nebraska. There’s so far a lot less snow.

It’s easier to get around, that sort of thing. Do you view weather this quarter so far as a tailwind?

Bill Walljasper—Casey’s General Stores Inc—CFO

It’s hard to say. We’re only halfway through the quarter. I will say November, I know you guys had a pretty significant snowstorm there, but in November, the weather comparison to a year ago is a little bit more inclement.

So in a short period of time, i.e. a month, that can have a little bit of a swing factor. But so far in December, it’s been a good comparison from a weather perspective.

And you’re right on point. Precipitation, in this case snow, is certainly working to our favor across our market area.

Brent Rystrom—Sidoti & Company—Analyst

Thanks, guys.

Bill Walljasper—Casey’s General Stores Inc—CFO

You bet.

Operator

(Operator Instructions)

Your next question comes from the line of Stephen Grambling with Goldman Sachs. Please proceed.

Stephen Grambling—Goldman Sachs—Analyst

Good morning. Just a quick follow-up to I think it was Irene’s question.

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DECEMBER 11, 2014 / 03:30PM GMT, CASY - Q2 2015 Casey’s General Stores Inc Earnings Call

You had said that you were potentially going to be offsetting some of the costs through scaling back maybe pizza delivery. And I just wanted to make sure I heard that correct. And is that just more of a labor management initiative, or you actually have a couple of areas where you’re planning to cut the offer entirely?

Bill Walljasper—Casey’s General Stores Inc—CFO

No, it’s a labor management typically. As I mentioned, we’re going to be discontinuing pizza delivery in a number of stores, and shortening the window of delivery and days of the week of delivery. And certainly from a wage perspective, that’s what would be your biggest impact.

There will be probably a smaller impact on utilities obviously in that area, but that’s going to be the biggest impact there. And then also, I did mention in Irene’s question about somewhat of an anomaly with health insurance and those high dollar claims coming through in the quarter.

Stephen Grambling—Goldman Sachs—Analyst

Right. Okay. And then I guess changing gears a little bit, as you look at some of the new markets, can you just talk about some of the availability of locations that are available as you move into some of those new markets that you discussed?

Bill Walljasper—Casey’s General Stores Inc—CFO

As far as going forward — looking at the units that we’re putting up this fiscal year and looking ahead. We think there’s certainly strong opportunities in some of the newer states that we have penetrated over the last several years.

Roughly about half of the locations are going to be coming into those newer states, and so certainly we believe there’s opportunities to geographically grow our business. But at the same time, Stephen, I think there’s opportunities to do a lot of infill work as well, both acquisition and new store construction.

Stephen Grambling—Goldman Sachs—Analyst

And so on those new markets, is it primarily going to be organic, or is it more likely going to be an acquisition-type strategy?

Bill Walljasper—Casey’s General Stores Inc—CFO

In the near term, it’s going to be more organic. But we are looking at and continue to look at acquisition opportunities in those areas. Especially as we have a second distribution center coming online in a little over a year.

Stephen Grambling—Goldman Sachs—Analyst

Great. Thank you so much. Best of luck.

Bill Walljasper—Casey’s General Stores Inc—CFO

Thanks, Stephen. Thank you.

Operator

Your next question comes from the line of Chuck Cerankosky with Northcoast Research. Please go ahead.

Charles Cerankosky—Northcoast Research—Analyst

Thanks, guys. Sorry about my questions ending inadvertently the last time I was on.

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DECEMBER 11, 2014 / 03:30PM GMT, CASY - Q2 2015 Casey’s General Stores Inc Earnings Call

Bill Walljasper—Casey’s General Stores Inc—CFO

That’s all right.

Charles Cerankosky—Northcoast Research—Analyst

But I did have one more, Bill. That 19% increase in enrollment, is there any way to translate that into dollars of operating expense going forward, per quarter or a fiscal year basis?

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, we believe the impact — the 19% increase predominantly was related to the fact that we were required to have an open enrollment period for the Affordable Care Act. And as a result of that, we anticipate about a $5 million to $6 million incremental impact over the next — basically it would be calendar year 2015.

Charles Cerankosky—Northcoast Research—Analyst

All right. Thank you. And good quarter, by the way.

Bill Walljasper—Casey’s General Stores Inc—CFO

Thank you very much.

Operator

Next question comes from the line of Anthony Lebiedzinski with Sidoti. Please proceed.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Good morning. I was actually cut off for a couple minutes actually from the call, so these questions may have been answered already. But I just wanted to check in. Have you actually locked in any cheese prices or any other commodity items?

Bill Walljasper—Casey’s General Stores Inc—CFO

Currently, we’re not locked into a forward buy. That is something that we, as you know, Anthony, you’ve been following for us a while, we continue to look at.

We are looking stronger and stronger at that opportunity right now. And so, as we — we’ll continue to evaluate that as we look at the cheese price environment. But currently right now, we’re not locked in on any cheese or any other commodity.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Got it, okay. And also, as far as your fuel gallon comps, can you just break out like the same-store gallons with the Hy-Vee store, the Hy-Vee-related stores versus the non-Hy-Vee impact at stores?

Bill Walljasper—Casey’s General Stores Inc—CFO

Sure. For the quarter, the Hy-Vee, the fuel saver stores were up about 2.5% on a same-store gallon movement. And the non-fuel saver stores were up about 1.9%.

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DECEMBER 11, 2014 / 03:30PM GMT, CASY - Q2 2015 Casey’s General Stores Inc Earnings Call

Anthony Lebiedzinski—Sidoti & Company—Analyst

Okay. Got it. Okay. And as far as the store base, how many store closings do you expect in FY15?

Bill Walljasper—Casey’s General Stores Inc—CFO

Really don’t have an estimate of closing. We evaluate that throughout the fiscal year. When we do close stores, we try to make that transparent.

So there was no goal I’d say or an expectation of closing. So I really don’t have an answer specifically in that regard.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Okay. All right. Thank you very much.

Bill Walljasper—Casey’s General Stores Inc—CFO

Thank you.

Operator

There are no further questions in queue at this time, Bill.

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, thank you, everybody, for joining us. And just again as a reminder, we will release same-store sales on Monday December 15th for the month of November. Again, thanks for joining us, and have a great week.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. That concludes the presentation. You may now disconnect. Have a great day.

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